Exhibit 10.3

This Consulting Agreement (the "Agreement") is entered into this 9th day of March, 2010 by and between:

NSD Consulting Services, Inc.,	(the “Consultant”)
Suite 501, 250 West 57th
New York, NY, 10019

and

Dong Ke Pharmaceutical, Inc., a Delaware Corporation	(the “Company”)
No.8 of Xinqiao Road
Yangling High-Tech of Agriculture Demonstration Region
Xi'an, Shaanxi Province, P.R.C.

RECITALS

WHEREAS, the Company is in need of assistance in the public company sector including advising on a merger/acquisition transaction, NASDAQ and Hong Kong Stock Exchange listing applications, SEC filings including but not limited to, Form 8-K, Registration Statement support;

WHEREAS, the Consultant has agreed to perform consulting work for the Company in providing merger/acquisition transaction support, NASDAQ and Hong Kong Stock Exchange listing applications support, SEC filings, including but not limited to, Form 8K and Registration Statement support and other consulting services and other related activities as directed by the Company;  and

NOW, THEREFORE, the parties hereby agree as follows:

1. Consultant's Services. Consultant shall be available and shall provide to the Company professional consulting services in the areas of merger/acquisition transaction support, NASDAQ and Hong Kong Stock Exchange listing applications support SEC filings, including but not limited to, Form 8K and Registration Statement support and other consulting services support ("Consulting services") as requested.

2. Consideration.
A. RATE.  In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will issue the Consultant warrants to acquire 72,727 common shares of the Company’s stock, adjusted for any forward or reverse splits, with registration rights, at a $13.75 exercise price and expiration date of three years after the closing of the acquisition or merger for time spent on Consulting Services.  (collectively, the “Warrants”)

B.  EXPENSES. Additionally, the Company will pay Consultant only for the following pre-approved expenses incurred while the Agreement between Consultant and the Company exists:

•	All travel expenses to and from all work sites
•	Meal expenses;
•	Administrative expenses;
•	Lodging Expenses if work demands overnight stays; and
•	Miscellaneous travel-related expenses (parking and tolls).

Consultant shall submit written documentation and receipts where available itemizing the dates on which expenses were incurred. The Company shall pay Consultant the pre-approved amounts due pursuant to submitted reports within 14 days after a report is received by the Company.

C. REGISTRATION RIGHTS: The Company will cause a registration statement to be filed with the U.S. Securities and Exchange Commission, covering 100% of the common stock underlying the Warrants, on or before September 9, 2010 and use its commercially reasonable efforts to cause the registration statement to become effective within one hundred eighty (180) days following the date of this Agreement.  The Company will also use commercially reasonable efforts to maintain the effectiveness of the registration statement for a period of 3 years from the date of this Agreement

The Company will be deemed not to have used commercially reasonable efforts to cause the registration statement to become, or to remain effective during the requisite period if the Company voluntarily takes any action that would, or omits any action the omission of which would result in either: (i) such registration statement not being declared effective; or (ii) the holders of securities covered by a previously effective registration statement being prohibited by applicable law from trading the securities covered thereby.

D. SENIOR EXCHANGE LISTING: The Company will cause a listing application to be filed with the NASDAQ Exchange for the Capital Markets board within 9 months following the closing of the acquisition or merger. The Company will maintain or ensure by reverse split that the share BID will remain at $4.00 within 9 months following the date of the closing of the acquisition or merger.  The Company will use commercially reasonable efforts to maintain the company in good standing and in good structure to meet the listing requirements of NASDAQ’s Capital Market.

3. Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

4. Confidentiality.  In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company [specify] systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5. Term. This Agreement shall commence on March 9, 2010 and shall terminate on a March 9, 2012, unless earlier terminated by either party hereto. Either party may terminate this Agreement upon Thirty (30) days prior written notice. The Company may, at its option, renew this Agreement for an additional One (1) year term on the same terms and conditions as set forth herein by giving notice to Consultant of such intent to renew on or before March 9, 2012.

6. Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

Notices to Consultant:

NSD Consulting Services, Inc.
Suite 501, 250 West 57th
New York, NY, 10019

Notices to the Company:

Dong Ke Pharmaceutical, Inc.
No.8 of Xinqiao Road
Yangling High-tech of Agriculture Demonstration Region
Xi'an, Shaanxi Province, P.R.C.

7. Miscellaneous.

7.1 Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2 Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

7.3 Governing Law, Severability.  This Agreement shall be governed by the laws of the New York. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

Dong Ke Pharmaceutical, Inc.:

By: /s/ Dongke Zhao

Dongke Zhao, Chief Executive Officer
Date: March 9, 2010

NSD Consulting Services, Inc.,

By: /s/ Benjamin Lai

Benjamin Lai, President
March 9, 2010